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                                                                    Exhibit 99.2


                                            NEWS RELEASE

[UNITED COMPANIES LOGO]                     FOR MORE INFORMATION, CONTACT:

                                            Dale E. Redman
                                            Executive Vice President &
                                            Chief Financial Officer
                                            504.987.2385 or 800.234.8232

                                            RELEASE DATE: October 28, 1998



                  UNITED COMPANIES ANNOUNCES RESTRUCTURING PLAN

    BATON ROUGE, LA - United Companies Financial Corporation (NYSE: UC) announced today that it will implement a restructuring plan that will focus on its most cost efficient and profitable business units while reducing the Company to a size which can be supported by its existing capital and funding base. The Company separately announced 1998 third quarter financial results.

    The Company previously announced it was seeking a potential strategic partnership to improve its access to capital and accelerate its growth, but efforts to date have been unsuccessful. After a thorough analysis of the current circumstances, the Board of Directors of the Company has determined that it is necessary and advisable to move forward at this time on a new business plan intended to create a streamlined, more focused Company. The objectives of the restructuring will be to: 1) generate positive cash flow and earnings; 2) maintain a sound capital base; and 3) compete in the market place through its most competitive and cost efficient production and servicing systems. "We intend to maximize our current resources and concentrate on cost efficiencies and cash flow," said J. Terrell Brown, President and Chief Executive Officer. "You should see a Company that is extremely focused, and that is profitable and cash flow positive from operations in 1999."

    Mr. Brown stated, "We believe that the $200 billion annual consumer demand for subprime loans has not been affected by the recent changes in the financial market place. United Companies has just completed a quarter in which production was at record levels.



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However, the Board recognized that the Company could not continue under its prior business plan which was focused on growth. Without additional capital through a potential strategic partnership or our historical sources through the corporate debt and equity markets, which are unavailable under current market conditions, it is necessary for us to modify our business plan."

RESTRUCTURING PLAN:

    Under the plan approved by the Board yesterday, the Company will immediately take steps to sell or close down its wholesale brokerage, manufactured housing and credit card units, which will result in a reduction of Company personnel and overhead expenses by more than 30%. Nationwide employee levels will be reduced from approximately 3,350 to 2,280. "The decision to reduce personnel levels significantly was extremely difficult for us as those employees have served the Company very well," Brown said. Ginger Mae(R), Inc., which operates through relationships with financial institutions, will be restructured to serve its most profitable lines of business and accounts. UC Lending will close 32 underperforming retail locations and emphasis will be placed on increasing the production levels of the remaining 200 higher performing branches. The branch locations being closed contributed less than 10% of the Company's total retail loan volume in 1998. The Company estimates that the costs of the downsizing will range from $4 million to $6 million.

    The new plan approved by the Board is designed to achieve an annual home equity loan production level of approximately $2.4 billion. "We believe this level of production will replace the run-off in our $6.5 billion servicing portfolio and thereby stabilize the dollar amount of our loans serviced in the $6.5 to $7.0 billion range. The plan is intended to make the Company cash flow positive from operations by the first quarter of 1999 and to maintain profitability in 1999 at a level which approximates 1998. This will be achieved through a reduction of expenses of approximately $100 million, by reducing production levels, and by focusing on our most profitable line of business, our retail operation," Brown said.



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    The plan also provides that future dividends on the Company's common and preferred stock will be suspended indefinitely. In addition to the sale or closing of the three business units, approximately $150 million of non-core assets of the Company will be sold, including the sale of the Company's real estate investment properties.

    "The members of the Company's management team believe that the restructuring plan is achievable and we are committed to working hard to make it a success. We are encouraged by the production levels achieved during the third quarter," Brown commented. "None of the economic forces at play in the industry have impacted the consumer demand for our services. We believe the Company's core competencies of marketing, underwriting and servicing will allow it to continue to capitalize on that opportunity," he added.

    Factors that will affect the Company's ability to accomplish the restructuring plan include its ability to: (i) generate and maintain adequate liquidity for a sufficient period of time to execute the plan; (ii) complete the new proposed restructured primary bank credit facility (discussed below); (iii) maintain compliance with the financial covenants under the Company's primary bank credit facility and public unsecured notes; (iv) continue to securitize on a quarterly basis its home equity loan production in which the asset-backed securities are insured by third-party certificate insurers; (v) achieve the loan production levels projected by the plan; and (vi) timely implement the downsizing and other requirements of the plan. In addition, increases in prepayment rates and loan losses above historical levels could adversely affect the Company's ability to implement the plan.

    The Company also announced that the Board had named James J. Bailey, III, an independent director, as Chairman, a position previously held by Mr. Brown, so that Mr. Brown could concentrate on implementation of the plan. Mr. Brown will continue as Chief Executive Officer and also serve as President and John D. Dienes, previously President and Chief Operating Officer, will continue as Chief Operating Officer and as an Executive Vice President. Further, Harris J. Chustz, Jr., a director, has resigned.



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FINANCIAL AGREEMENTS:

    The Company reported that at September 30, 1998, it was in compliance with the covenants of all of its credit facilities, including its $850 million revolving credit facility provided by a group of 22 banks and by its $375 million of publicly held unsecured senior and subordinated notes. The revolving credit facility matures in April 2000, and $125 million of senior notes are due November 1999. The Company also stated that, in order to help maintain a continuing source of commercial bank credit for its lending operations, it had reached agreement with the agent bank for the bank group on the terms of a restructure of the presently unsecured revolving credit facility into a secured warehouse/interest receivable warehouse facility, to mature in two years, and a secured residual-financing credit facility, to mature in April 2000, aggregating $850 million. The terms are subject to the approval of all of the participating banks and preparation and completion of acceptable definitive documents. The plan provides that the $125 million senior notes due November 1999 will be paid from internally generated cash flows. Although management of the Company is optimistic that the restructure of the bank credit facility will be consummated pursuant to the terms agreed upon by it and the agent bank, there can be no assurance as to this outcome.

STATUS OF SEARCH FOR A STRATEGIC PARTNER:

    The Company reported that, although it will be primarily focused on implementation of its restructuring plan, its efforts to find a potential strategic partner will continue with the assistance of its financial adviser, Salomon Smith Barney. Although a number of major financial institutions initially expressed interest in a possible transaction and undertook detailed due diligence of the Company, only two proposals were forthcoming. While discussion with these two parties may continue, the Board is not optimistic that they will result in an agreement being reached on acceptable terms. "We believe events occurring during our search process, including declines in the market prices of financial stocks, adverse developments in the capital markets and criticism directed to subprime lenders generally have contributed to the Company's lack of success to date in our finding a strategic partner on acceptable terms," said Mr. Brown. "We also believe these parties had difficulty with the



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gain on sale accounting treatment utilized by the Company and other subprime lenders, and in valuing our `interest only' residual asset," he added. There can be no assurance that the Company's continuing efforts to find a strategic partner on acceptable terms will be successful.

CONFERENCE CALL:

    The Company will further discuss its restructuring plan, expected future production and earnings levels, as well as 1998 third quarter results on a conference call set for 9:00 a.m. Central, Wednesday, October 28, 1998. To participate in the conference call, please dial (800) 288.8960 for domestic calls and (612) 332.1020 for international calls. A replay of the conference call will be available beginning October 28, 1998 at 12:00 p.m. Central and will run through midnight on Friday, October 30, 1998. To access the replay, please dial (800) 475.6701 for domestic calls and (320) 365.3844 for international calls. The access code for the replay is 412574.

    United Companies Financial Corporation is a specialty finance company that provides consumer loan products nationwide through its lending subsidiaries, UC Lending(R) and Ginger Mae(R), Inc. The Company's Common and Preferred Stock trade on the New York Stock Exchange under the symbols "UC" and "UCPRI" respectively.

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the asset securitization industry and in performance of the financial markets, in the demand for and market acceptance of United Companies' products, and in general economic conditions, including interest rates; the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies including the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the effect of changes in market interest rates on the spread between the coupon rates on loans sold and the rates on securities backed by such loans issued by the Company in securitization transactions and on the discount rate assumed by the Company in its gain on sale computations; timing of loan sales; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; ratings; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Investment Considerations in the Company's Annual Report on Form 10-K for the year ending December 31, 1997, as well as other Company filings with the Securities and Exchange Commission.


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